Item 8. Financial Statements and Supplementary Data

MB FINANCIAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004, and 2003

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of MB Financial, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on the criteria established in Internal Control-Integrated Framework.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their attestation report, which expresses an unqualified opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. See “Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.”

/s/ Mitchell Feiger	/s/ Jill E. York
Mitchell Feiger	Jill E. York
President and	Vice President and
Chief Executive Officer	Chief Financial Officer

March 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders
MB Financial, Inc.
Chicago, Illinois

We have audited management's assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that MB Financial, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that MB Financial, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, MB Financial, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of MB Financial, Inc. and our report dated March 3, 2006 expressed an unqualified opinion.

/s/ McGladrey & Pullen, LLP
Schaumburg, Illinois
March 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders
MB Financial, Inc.
Chicago, Illinois

We have audited the consolidated balance sheets of MB Financial, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of MB Financial, Inc and Subsidiaries as of and for the year ended December 31, 2003 were audited by other auditors whose report dated February 20, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MB Financial, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As described in Note 19 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006, which was applied retrospectively to prior periods.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ McGladrey & Pullen, LLP
Schaumburg, Illinois
March 3, 2006, except for Note 19 as to which the date is May 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MB Financial, Inc.:

We have audited the accompanying consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003 of MB Financial, Inc. and subsidiaries. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MB Financial, Inc. and subsidiaries for the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Chicago, Illinois
February 20, 2004

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004, as restated for SFAS 123R
(Amounts in thousands, except share and per share data)
	2005	2004

ASSETS

Cash and due from banks	$92,001	$88,231
Interest bearing deposits with banks	12,783	17,206
Investment securities available for sale	1,405,844	1,391,444
Loans held for sale	500	372
Loans (net of allowance for loan losses of $44,979 at December 31, 2005 and
$44,266 at December 31, 2004)	3,701,203	3,301,291
Lease investments, net	65,696	69,351
Premises and equipment, net	147,701	113,590
Cash surrender value of life insurance	90,194	86,304
Goodwill, net	125,010	123,628
Other intangibles, net	12,594	13,587
Other assets	65,539	48,971

Total assets	$5,719,065	$5,253,975

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits:
Noninterest bearing	$694,548	$673,752
Interest bearing	3,507,152	3,288,260
Total deposits	4,201,700	3,962,012
Short-term borrowings	745,647	571,155
Long-term borrowings	71,216	91,093
Junior subordinated notes issued to capital trusts	123,526	87,443
Accrued expenses and other liabilities	69,990	57,735
Total liabilities	5,212,079	4,769,438

Stockholders' Equity:
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued 28,912,803 shares at December 31, 2005 and 28,867,963 at December 31, 2004)	289	289
Additional paid-in capital	141,745	145,475
Retained earnings	390,407	341,657
Accumulated other comprehensive income (loss)	(9,453)	4,421
Less: 453,461 and 201,429 shares of treasury stock, at cost, at December 31, 2005 and December 31, 2004, respectively	(16,002)	(7,305)
Total stockholders' equity	506,986	484,537

Total liabilities and stockholders' equity	$5,719,065	$5,253,975

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004 and 2003, as restated for SFAS 123R
(Amounts in thousands, except share and per share data)
	2005	2004	2003

Interest income:
Loans	$236,088	$178,139	$164,480
Investment securities:
Taxable	47,305	43,061	36,933
Nontaxable	10,062	8,166	5,223
Federal funds sold	84	48	215
Other interest bearing deposits	365	100	53
Total interest income	293,904	229,514	206,904

Interest expense:
Deposits	82,256	53,374	53,228
Short-term borrowings	19,982	6,754	4,021
Long-term borrowings and junior subordinated notes	10,280	8,986	8,119
Total interest expense	112,518	69,114	65,368
Net interest income	181,386	160,400	141,536

Provision for loan losses	8,650	7,800	12,756

Net interest income after provision for loan losses	172,736	152,600	128,780

Other income:
Loan service fees	5,194	4,648	5,829
Deposit service fees	19,469	18,727	17,270
Lease financing, net	14,232	15,111	15,049
Brokerage fees	7,924	9,766	8,204
Trust and asset management fees	5,840	5,457	5,180
Net (loss) gain on sale of securities available for sale	(1,531)	(308)	798
Increase in cash surrender value of life insurance	3,890	3,757	3,525
Net gain (loss) on sale of assets	20	3,060	(375)
Gain on sale of bank subsidiary	-	-	3,083
Other operating income	7,391	5,096	6,157
	62,429	65,314	64,720
Other expenses:
Salaries and employee benefits	76,826	70,311	63,347
Occupancy and equipment expense	23,400	21,177	17,379
Computer services expense	5,785	4,913	4,234
Advertising and marketing expense	5,786	5,045	4,115
Professional and legal expense	3,133	2,356	5,045
Brokerage fee expense	3,857	4,651	3,946
Telecommunication expense	3,395	2,888	2,751
Other intangibles amortization expense	993	1,015	1,160
Prepayment fee on Federal Home Loan Bank advances	-	-	1,146
Other operating expenses	18,457	14,792	14,754
Merger expenses	-	-	(720)
	141,632	127,148	117,157

Income before income taxes	93,533	90,766	76,343

Income taxes	28,779	27,638	23,776

Net income	$64,754	$63,128	$52,567

Common share data:
Basic earnings per common share	$2.27	$2.26	$1.97
Diluted earnings per common share	$2.24	$2.21	$1.94
Weighted average common shares outstanding	28,480,909	27,886,191	26,648,265
Diluted weighted average common shares outstanding	28,895,042	28,537,111	27,115,653

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2005, 2004 and 2003, as restated for SFAS 123R
(Amounts in thousands, except share and per share data)
					Accumulated
					Other
			Additional		Comprehensive		Total Stock-
	Comprehensive	Common	Paid-in	Retained	Income (Loss),	Treasury	holders'
	Income	Stock	Capital	Earnings	Net of Tax	Stock	Equity
Balance at January 1, 2003		$266	$75,051	$251,574	$18,783	$(545)	$345,129
Net income	$52,567			52,567			52,567
Unrealized holding losses on investment securities,
net of tax	(9,495)
Unrealized interest only securities gains arising
during the year, net of tax	114
Reclassification adjustments for gains
included in net income, net of tax	(871)
Other comprehensive loss, net of tax	(10,252)				(10,252)		(10,252)
Comprehensive income	$42,315
Issuance of 9,755 shares of restricted stock, net of
Amortization			61				61
Issuance of 216 shares of common stock
for employee stock awards		-	-				-
Purchase and retirement of 156 fractional shares			(6)				(6)
Purchase of 109,800 shares of treasury stock						(3,083)	(3,083)
Reissuance of 1,030 shares of treasury stock as
restricted stock			(24)			24	-
Reissuance of 417 shares of treasury stock for
employee stock awards			(10)			10	-
Paid-in capital - stock options			1,107				1,107
Stock options exercised - issuance of
185,313 shares and reissuance of
74,850 shares of treasury stock		2	2,176			1,743	3,921
Cash dividends declared ($0.44 per share)				(11,727)			(11,727)
Balance at December 31, 2003		$268	$78,355	$292,414	$8,531	$(1,851)	$377,717
Net income	$63,128			63,128			63,128
Unrealized holding losses on investment securities,
net of tax	(2,852)
Reclassification adjustment for deferred gain on
interest only securities, net of tax	(1,458)
Reclassification adjustments for losses
included in net income, net of tax	200
Other comprehensive loss, net of tax	(4,110)				(4,110)		(4,110)
Comprehensive income	$59,018
Issuance of 2,021,615 shares of common stock in
business combination		21	66,852				66,873
Issuance of 97 shares of common stock for
employee stock awards		-	-				-
Issuance of 31,397 shares of restricted stock, net of
forfeitures and amortization			376				376
Purchase of 248,000 shares of treasury stock						(8,913)	(8,913)
Reissuance of 1,051 shares of treasury stock as
restricted stock			(34)			34	-
Reissuance of 115 shares of treasury stock for
employee stock awards			(4)			4	-
Paid-in capital - stock options			1,948				1,948
Stock options exercised - issuance of
7,424 shares and reissuance of 102,705
shares of treasury stock			(2,018)			3,421	1,403
Cash dividends declared ($0.50 per share)				(13,885)			(13,885)
Balance at December 31, 2004		$289	$145,475	$341,657	$4,421	$(7,305)	$484,537

(Continued)

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2005, 2004 and 2003, as restated for SFAS 123R
(Amounts in thousands, except share and per share data)
					Accumulated
					Other
			Additional		Comprehensive		Total Stock-
	Comprehensive	Common	Paid-in	Retained	Income (Loss),	Treasury	holders'
	Income	Stock	Capital	Earnings	Net of Tax	Stock	Equity
Balance at January 1, 2005		$289	$145,475	$341,657	$4,421	$(7,305)	$484,537
Net income	$64,754			64,754			64,754
Unrealized holding losses on investment securities,
net of tax	(14,869)
Reclassification adjustments for losses
included in net income, net of tax	995
Other comprehensive loss, net of tax	(13,874)				(13,874)		(13,874)
Comprehensive income	$50,880
Issuance of 44,840 shares of restricted stock, net of
forfeitures and amortization			922				922
Purchase of 609,731 shares of treasury stock						(24,340)	(24,340)
Reissuance of 296 shares of treasury stock for
employee stock awards			1			8	9
Paid-in capital - stock options			2,316				2,316
Stock options exercised - Reissuance of 448,448
shares of treasury stock			(8,709)			17,375	8,666
Cash dividends declared ($0.56 per share)				(16,004)			(16,004)
Shares of 91,045 held in trust for deferred
compensation plan			1,740			(1,740)	-
Balance at December 31, 2005		$289	$141,745	$390,407	$(9,453)	$(16,002)	$506,986

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003, as restated for SFAS 123R
(Amounts in Thousands)
	2005	2004	2003
Cash Flows From Operating Activities
Net income	$64,754	$63,128	$52,567
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	35,661	34,007	31,732
Amortization of restricted stock awards	922	376	61
Compensation expense for stock option grants	2,483	2,001	1,269
Gain on sales of premises and equipment and leased equipment	(908)	(3,766)	(2,316)
Amortization of other intangibles	993	1,015	1,160
Provision for loan losses	8,650	7,800	12,756
Deferred income tax (benefit) expense	(8,883)	16,168	9,024
Amortization of premiums and discounts on investment securities, net	13,754	14,733	14,422
Net loss (gain) on sale of investment securities available for sale	1,531	308	(798)
Proceeds from sale of loans held for sale	19,753	20,784	117,848
Origination of loans held for sale	(19,579)	(17,062)	(112,314)
Net gain on sale of loans held for sale	(302)	(264)	(984)
Increase in cash surrender value of life insurance	(3,890)	(3,757)	(3,525)
Interest only securities accretion	-	(174)	(287)
Gain on interest only securities pool termination	(1,724)	(874)	(541)
Gain on sale of bank subsidiary	-	-	(3,083)
Increase in other assets	(3,185)	(5,357)	(1,352)
Increase (decrease) in other liabilities, net	2,058	(20,088)	(15,922)
Net cash provided by operating activities	112,088	108,978	99,717

Cash Flows From Investing Activities
Proceeds from sales of investment securities available for sale	376,976	195,054	93,837
Proceeds from maturities and calls of investment securities available for sale	183,288	222,880	413,382
Purchase of investment securities available for sale	(611,295)	(465,952)	(601,043)
Net increase in loans	(408,562)	(315,396)	(85,459)
Purchases of premises and equipment and leased equipment	(67,471)	(63,881)	(69,683)
Proceeds from sales of premises and equipment and leased equipment	2,981	15,030	8,311
Principal (paid) collected on lease investments	(719)	(261)	3,147
Purchase of bank owned life insurance	-	-	(6,000)
Cash paid, net of cash and cash equivalents in acquisitions	(450)	(30,432)	(23,404)
Cash and cash equivalents sold in sale of bank subsidiary, net of cash proceeds	-	-	(22,158)
Proceeds received from interest only receivables	-	543	804
Net cash used in investing activities	(525,252)	(442,415)	(288,266)

Cash Flows From Financing Activities
Net increase in deposits	239,688	210,070	26,050
Net increase in short-term borrowings	174,492	163,147	186,241
Proceeds from long-term borrowings	12,607	32,925	14,831
Principal paid on long-term borrowings	(32,484)	(44,252)	(39,365)
Proceeds from junior subordinated notes issued to capital trusts	35,000	-	-
Purchase and retirement of common stock	-	-	(6)
Treasury stock transactions, net	(6,957)	(8,913)	(3,083)
Stock options exercised	4,307	1,403	3,921
Excess tax benefits from share-based payment arrangements	1,862	449	1,041
Dividends paid on common stock	(16,004)	(13,885)	(11,727)
Net cash provided by financing activities	412,511	340,944	177,903

Net (decrease)/increase in cash and cash equivalents	$(653)	$7,507	$(10,646)

Cash and cash equivalents:
Beginning of year	105,437	97,930	108,576

End of year	$104,784	$105,437	$97,930

(continued)

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
Years Ended December 31, 2005, 2004 and 2003
(Amounts in Thousands)
	2005	2004	2003

Supplemental Disclosures of Cash Flow Information:

Cash payments for:
Interest paid to depositors and other borrowed funds	$106,639	$68,053	$66,353
Income taxes paid, net of refunds	17,312	20,130	17,760

Supplemental Schedule of Noncash Investing Activities:

Loans transferred to other real estate owned	$566	$274	$1,058
Loans securitized transferred to investment securities available for sale	28,754	88,217	-

Supplemental Schedule of Noncash Investing Activities:

Acquisitions

Noncash assets acquired:
Investment securities available for sale	$-	$162,077	$178,832
Loans, net	-	295,799	262,439
Lease investments, net	-	-	-
Premises and equipment, net	-	10,305	6,482
Goodwill, net	382	52,335	28,597
Other intangibles, net	-	7,042	5,923
Other assets	-	5,155	7,806
Total noncash assets acquired:	382	532,713	490,079

Liabilities assumed:
Deposits	-	319,907	453,140
Short-term borrowings	-	16,408	-
Long-term borrowings	-	80,956	-
Accrued expenses and other liabilities	-	18,137	13,535
Total liabilities assumed:	-	435,408	466,675
Net noncash assets acquired:	$382	$97,305	$23,404

Cash and cash equivalents acquired	$-	$42,856	$69,696

Stock issuance in lieu of cash paid in acquisition	$-	$66,873	$-

Sale of bank subsidiary

Noncash assets sold:
Investment securities available for sale	$-	$-	$26,512
Loans, net	-	-	27,249
Premises and equipment, net	-	-	439
Goodwill, net	-	-	4,155
Other assets	-	-	1,034
Total non cash assets sold	-	-	59,389

Liabilities sold:
Deposits	-	-	66,720
Short-term borrowings	-	-	17,338
Accrued expenses and other liabilities	-	-	572
Total liabilities sold	-	-	84,630
Net non cash liabilities sold	$-	$-	$25,241

Cash and cash equivalents sold	$-	$-	$38,458
Cash proceeds from sale of bank subsidiary	-	-	16,300
Cash and cash equivalents sold in sale of bank subsidiary, net	$-	$-	$22,158

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

MB Financial, Inc. (the Company) is a financial holding company providing a full range of financial services to individuals and corporate customers through its banking subsidiaries, MB Financial Bank, N.A. and Union Bank, N.A.

The Company’s primary market is the Chicago, Illinois metropolitan area, in which the Company operates 39 banking offices through MB Financial Bank, N.A. The Company operates five banking offices in the Oklahoma City, Oklahoma metropolitan area through Union Bank, N.A. MB Financial Bank, N.A. also has one banking office in Philadelphia, Pennsylvania.

MB Financial Bank N.A., our largest subsidiary, has six wholly owned subsidiaries with significant operating activities: MB Financial Center LLC; MB Financial Community Development Corporation; MBRE Holdings LLC; LaSalle Systems Leasing, Inc.; Vision Investment Services, Inc.(Vision); and Ashland Management LLC.

The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. All common share and per common share data presented in the consolidated financial statements, and the accompanying notes below, has been adjusted to reflect the dividend.

Basis of Financial Statement Presentation: The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany items and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions, which are more susceptible to change in the near term include the allowance for loan losses; residual value of direct finance, leveraged, and operating leases; and income tax accounting.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), interest-bearing deposits with banks and federal funds sold.

Investment securities available for sale: Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale is based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as accumulated other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The Company evaluates the portfolio for impairment each quarter. In estimating other-than-temporary losses, the Company considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If a security has been impaired for more than twelve months, and the impairment is deemed material, a write down will occur in that quarter. If a loss is deemed to be other-than-temporary, it is recognized as a realized loss in the income statement with the security assigned a new cost basis.

Loans held for sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.  Mortgage loans held for sale are generally sold with mortgage servicing rights retained by the Company.  Gains and losses recognized on mortgage loans held for sale, include the value of the mortgage servicing rights retained by the Company. Mortgage servicing rights are stratified based on the

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

predominant risk characteristics of rates, terms, and the underlying loan types to measure its fair value.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Loans and leases: Loans are stated at the amount of unpaid principal reduced by the allowance for loan losses and unearned income. Direct finance and leveraged leases are included as lease loans for financial statement purposes. Direct finance leases are stated as the sum of remaining minimum lease payments from lessees plus estimated residual values less unearned lease income. Leveraged leases are stated at the sum of remaining minimum lease payments from lessees (less nonrecourse debt payments) plus estimated residual values less unearned lease income. On a monthly basis, management reviews the lease residuals for potential impairment. Unearned lease income on direct finance and leveraged leases is recognized over the lives of the leases using the level-yield method.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the loan. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Interest income is accrued daily on the Company’s outstanding loan balances. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.   Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off are reversed against interest income.

For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been determined to be collectible.

Loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are charged against the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss and recovery experience. The allowance for loan losses is based on management’s evaluation of the loan portfolio giving consideration to the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and prevailing economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses, and may require a subsidiary bank to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

Lease investments: The Company's investment in assets leased to others is reported as lease investments, net, and accounted for as operating leases. Rental income on operating leases is recognized as income over the lease term according to the provisions of the lease, which is generally on a straight-line basis. The investment in equipment in operating leases is stated at cost less depreciation using the straight-line method generally over a life of five years or less.

Premises and equipment: Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets. Useful lives range from five to ten years for furniture and equipment, and five to thirty-nine years for buildings and building improvements. Land improvements are amortized over a period of fifteen years and leasehold improvements are amortized over the term of the related lease or the estimated useful lives of the improvements, whichever is shorter. Land is not subject to depreciation. Maintenance and repairs are charged to expense as incurred, while major improvements are capitalized and amortized to operating expense over their identified useful lives.

Other real estate owned (OREO): OREO includes real estate assets that have been received in satisfaction of debt and is included in other assets. OREO is initially recorded and subsequently carried at the lower of cost or fair value less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses on sale are included in other noninterest income. Operating results from OREO are recorded in other non-interest expense.

Cash surrender value of life insurance: The Company has purchased bank-owned life insurance policies on certain executives. Bank-owned life insurance is recorded at its cash surrender value. Changes in the cash surrender values are included in non-interest income.

Goodwill: The excess of the cost of an acquisition over the fair value of the net assets acquired consist of goodwill and core deposit intangibles (see “Other intangibles” section below). Under the provisions of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill is subject to at least annual assessments for impairment by applying a fair value based test. The Company reviews goodwill and other intangible assets annually to determine potential impairment by comparing the carrying value of the asset with the anticipated future cash flows.

Other intangibles: The Company’s other intangible assets consist of core deposit intangibles obtained through acquisitions. Core deposit intangibles (the portion of an acquisition purchase price which represents value assigned to the existing deposit base) have finite lives and are amortized by the declining balance method over four to eighteen years.

Derivative Financial Instruments and Hedging Activities: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, 138 and 149 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

All derivatives are recognized on the consolidated balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a fair value hedge (i.e. a hedge of the fair value of a recognized asset or liability) or a cash flow hedge (i.e. a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability). The Company formally documents all relationships between hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges or cash flow hedges to specific assets or liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

For a derivative designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is designated as a hedging instrument, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability.

Transfers of financial assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Merchant Card Processing: The Company works with merchants in local markets to help process credit card transactions for Master Card and Visa. A third party vender is used to process the corresponding data. The Company records merchant card processing revenue and expense on a gross basis as other operating income and expense. Merchant card processing expense had previously been netted with merchant card processing revenue and recorded as other operating income in periods prior to 2005. The amount of merchant card processing revenue and expense during prior periods is not considered material.

Sale of Maintenance Contracts: LaSalle Business Solutions (LBS) sells third party maintenance to customers. The maintenance is serviced by third party providers, with LBS maintaining no legal obligation under the contract to perform additional services. Revenues are recorded net of cost of sales, as LBS is viewed as an agent under EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, accepting minimal credit risk, maintaining no obligation to perform maintenance under the contracts and having no control over selection of the maintenance supplier.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

Stock-based compensation: The Company accounts for its equity awards in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R). Statement 123R requires public companies to recognize compensation expense related to stock-based equity awards in their income statements. See Note 19 below for more information.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per common share: Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed for the years ended December 31, 2005, 2004 and 2003 based on the following (dollars in thousands):

	2005	2004	2003

Net income	$64,754	$63,128	$52,567
Weighted average common shares outstanding (1)	28,480,909	27,886,191	26,648,265
Effect of dilutive options (1)	414,133	650,920	467,388
Weighted average common shares outstanding used to calculate
diluted earnings per common share (1)	28,895,042	28,537,111	27,115,653

Basic earnings per common share	$2.27	$2.26	$1.97
Diluted earnings per common share	2.24	2.21	1.94

(1) The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. All common share data has been adjusted to reflect the dividend.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of deferred taxes, which are reported as a separate component of stockholders’ equity on the consolidated balance sheet.

Segment Reporting: The Company is managed as one unit and does not have separate operating segments. The Company’s chief operating decision-makers use consolidated results to make operating and strategic decisions.

Recent accounting pronouncements: In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period. Tax benefits will be recognized related to the cost for share-based

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

payments to the extent the equity instrument would ordinarily result in a future tax deduction under existing law. Tax expense will be recognized to write off excess deferred tax assets when the tax deduction upon settlement of a vested option is less than the expense recorded in the statement of operations (to the extent not offset by prior tax credits for settlements where the tax deduction was greater than the fair value cost).

We adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended March 31, 2006. Statement 123R requires that the grant date fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. Because we elected to adopt Statement 123R using modified retrospective application, the consolidated financial statements and notes thereto contained in this report have been restated to reflect the impact of adoption. See Note 19, "Stock-Based Compensation"in the Notes to Consolidated Financial Statements for information on the impact of adopting Statement 123R and its effect on prior periods.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

Reclassifications: Certain prior year amounts have been reclassified to conform to the current year's presentation.

Note 2. Business Combinations and Dispositions

Business Combinations. The following business combinations were accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the Company’s results of operations since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired is recorded as goodwill.

During the second quarter of 2005, LaSalle, which was the owner of 60% of LaSalle Business Solutions (LBS), purchased from the minority owners the remaining 40% of LBS. LBS specializes in selling and administering third party equipment maintenance contracts. Cash of approximately $450 thousand was paid to complete the transaction. The transaction generated approximately $382 thousand in goodwill.

On May 28, 2004, the Company acquired First SecurityFed Financial, Inc. (First SecurityFed), parent company of First Security Federal Savings Bank, located in Chicago, Illinois for $140.2 million. The purchase price was paid through a combination of cash and the Company’s common stock totaling $73.3 million and $66.9 million, respectively. The Company paid an additional $5.0 million in cash to First SecurityFed option holders who elected to cash out their options. The transaction generated approximately $52.3 million in goodwill and $7.0 million in intangible assets subject to amortization. As of the acquisition date, First SecurityFed had approximately $576.0 million in total assets. First Security Federal Savings Bank was merged into MB Financial Bank on July 22, 2004.

Pro forma results of operation for First SecurityFed for the years ended December 31, 2004, and 2003, respectively, are not included as First SecurityFed would not have had a material impact on the Company’s financial statements.

On February 7, 2003, the Company acquired South Holland Bancorp, Inc. (South Holland), parent company of South Holland Trust & Savings Bank, located in South Holland, Illinois for $93.1 million in cash. This purchase price generated approximately $28.6 million in goodwill and $5.9 million in intangible assets subject to amortization. As of the acquisition date, South Holland had approximately $560.3 million in assets. South Holland Trust & Savings Bank was merged into MB Financial Bank on May 15, 2003.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Business Combinations and Dispositions (Continued)

Pro forma results of operation for South Holland for the years ended December 31, 2003, are not included, as South Holland would not have had a material impact on the Company’s financial statements.

Disposition. On May 6, 2003, the Company completed its sale of Abrams Centre Bancshares, Inc. and its subsidiary, Abrams Centre National Bank (Abrams) for $16.3 million in cash. The sale resulted in a $3.1 million gain for the Company in the second quarter of 2003. As of the sale date, Abrams had approximately $98.4 million in assets.

Note 3. Restrictions on Cash and Due From Banks

The subsidiary banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $19.9 million and $16.9 million at December 31, 2005 and 2004, respectively.

Note 4. Investment Securities

Carrying amounts and fair values of investment securities available for sale are summarized as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available for sale	Cost	Gains	Losses	Value

December 31, 2005:

U.S. Treasury securities	$13,597	$16	$(63)	$13,550
U.S. Government agencies	335,032	99	(2,861)	332,270
States and political subdivisions	295,033	1,627	(2,954)	293,706
Mortgage-backed securities	652,428	1,301	(11,153)	642,576
Corporate bonds	60,046	151	(754)	59,443
Equity securities	64,253	97	(51)	64,299
Debt securities issued by foreign governments	-	-	-	-

Totals	$1,420,389	$3,291	$(17,836)	$1,405,844

December 31, 2004:

U.S. Treasury securities	$23,212	$526	$-	$23,738
U.S. Government agencies	319,708	4,298	(203)	323,803
States and political subdivisions	251,846	3,885	(722)	255,009
Mortgage-backed securities	670,867	4,244	(7,785)	667,326
Corporate bonds	41,082	2,371	(40)	43,413
Equity securities	77,403	233	(6)	77,630
Debt securities issued by foreign governments	525	-	-	525

Totals	$1,384,643	$15,557	$(8,756)	$1,391,444

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Investment Securities (Continued)

Unrealized losses on investment securities available for sale and the fair value of the related securities at December 31, 2005 are summarized as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2005:

U.S. Treasury securities	$7,450	$(63)	$-	$-	$7,450	$(63)
U.S. Government agencies	214,602	(2,350)	16,990	(511)	231,592	(2,861)
States and political subdivisions	163,478	(2,259)	23,031	(695)	186,509	(2,954)
Mortgage-backed securities	278,871	(2,908)	271,379	(8,245)	550,250	(11,153)
Corporate bonds	46,456	(536)	6,750	(218)	53,206	(754)
Equity securities	6,150	(51)	-	-	6,150	(51)
Totals	$717,007	$(8,167)	$318,150	$(9,669)	$1,035,157	$(17,836)

Unrealized losses on investment securities available for sale and the fair value of the related securities at December 31, 2004 are summarized as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2004:

U.S. Government securities	$19,557	$(203)	$-	$-	$19,557	$(203)
States and political subdivisions	19,905	(315)	10,953	(407)	30,858	(722)
Mortgage-backed securities	219,925	(3,179)	169,903	(4,606)	389,828	(7,785)
Corporate bonds	4,974	(40)	-	-	4,974	(40)
Equity securities	509	(6)	-	-	509	(6)
Totals	$264,870	$(3,743)	$180,856	$(5,013)	$445,726	$(8,756)

The total number of security positions in the investment portfolio in an unrealized loss position at December 31, 2005 was 698 compared to 204 at December 31, 2004. All securities with unrealized losses are reviewed by management at least quarterly to determine whether the unrealized losses are other-than-temporary. Unrealized losses in the portfolio at December 31, 2005 resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. Since the Company has the ability and intent to hold these securities until market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

Realized net (losses) gains on sale of investment securities available for sale are summarized as follows (in thousands):

	For the Years Ended December 31,
	2005	2004	2003

Realized gains	$2,657	$1,501	$2,395
Realized losses	(4,188)	(1,809)	(1,597)
Net (losses) gains	$(1,531)	$(308)	$798

The amortized cost and fair value of investment securities available for sale as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Investment Securities (Continued)

	Amortized	Fair
(In thousands)	Cost	Value

Due in one year or less	$87,483	$87,412
Due after one year through five years	383,596	379,732
Due after five years through ten years	150,155	149,047
Due after ten years	82,474	82,778
Equity securities	64,253	64,299
Mortgage-backed securities	652,428	642,576

Totals	$1,420,389	$1,405,844

Investment securities available for sale with carrying amounts of $781.5 million and $612.5 million at December 31, 2005 and 2004, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note 5. Loans

Loans consist of the following at (in thousands):
	December 31,
	2005	2004

Commercial loans	$833,046	$725,823
Commercial loans collateralized by assignment of lease payments	299,053	251,025
Commercial real estate	1,456,585	1,263,910
Residential real estate	387,167	436,122
Construction real estate	521,434	402,765
Consumer loans	248,897	265,912

Gross loans (1)	3,746,182	3,345,557
Allowance for loan losses	(44,979)	(44,266)

Loans, net	$3,701,203	$3,301,291

(1) Gross loan balances at December 31, 2005 and 2004 are net of unearned income, including net deferred loan fees of $3.6 million, and $4.2 million respectively.

Loans are made to individuals as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that the majority of the loan customers are located in the markets serviced by the subsidiary banks.

Non-accrual loans and loans past due ninety days or more were $21.2 million and $23.7 million at December 31, 2005 and 2004, respectively. The reduction in interest income associated with loans on non-accrual status was approximately $3.1 million, $1.5 million, and $1.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans (Continued)

Information about impaired loans as of and for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	December 31,
	2005	2004	2003

Loans for which there were related allowance for loan losses	$14,802	$17,371	$13,780
Other impaired loans	451	-	459

Total impaired loans	$15,253	$17,371	$14,239

Average monthly balance of impaired loans	$16,438	$17,692	$20,629
Related allowance for loan losses	5,046	6,504	4,133
Interest income recognized on a cash basis	1,498	477	458

Activity in the allowance for loan losses was as follows (in thousands):

	Years Ended December 31,
	2005	2004	2003

Balance, beginning of year	$44,266	$39,572	$33,890
Additions from acquisitions	-	4,052	3,563
Allowance related to bank subsidiary sold	-	-	(528)
Provision for loan losses	8,650	7,800	12,756
Charge-offs	(10,183)	(9,994)	(14,924)
Recoveries	2,246	2,836	4,815
Net charge-offs	(7,937)	(7,158)	(10,109)
Balance, end of year	$44,979	$44,266	$39,572

Loans outstanding to executive officers and directors of the Company, including companies in which they have management control or beneficial ownership, at December 31, 2005 and 2004, were approximately $25.9 million and $32.8 million, respectively. In the opinion of management, these loans have similar terms to other customer loans and do not present more than normal risk of collection. An analysis of the activity related to these loans for the year ended December 31, 2005 is as follows (in thousands):

Balance, beginning of year	$32,796
Additions	7,026
Principal payments and other reductions	(13,903)

Balance, end of year	$25,919

Note 6. Lease Investments

The lease portfolio is comprised of various types of equipment, generally technology related, including computer systems and satellite equipment, material handling and general manufacturing equipment. The credit quality of the lessee is often an investment grade public debt rating by Moody’s or Standard & Poors, or the equivalent as determined by us, and occasionally below investment grade.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Lease Investments (Continued)

Lease investments by categories follow (in thousands):

	December 31,
	2005	2004

Direct finance leases:
Minimum lease payments	$40,264	$34,330
Estimated unguaranteed residual values	4,801	3,744
Less: unearned income	(3,540)	(3,175)
Direct finance leases (1)	$41,525	$34,899

Leveraged leases:
Minimum lease payments	$36,109	$39,570
Estimated unguaranteed residual values	4,051	3,037
Less: unearned income	(2,649)	(2,962)
Less: related non-recourse debt	(34,018)	(37,300)
Leveraged leases (1)	$3,493	$2,345

Operating leases:
Equipment, at cost	$127,815	$133,918
Less accumulated depreciation	(62,119)	(64,567)
Lease investments, net	$65,696	$69,351

(1) Direct finance and leveraged leases are included as commercial loans collateralized by assignment of lease payments for financial statement purposes.

Leases that transfer substantially all of the benefits and risk related to the equipment ownership to the lessee are classified as direct financing. If these direct finance leases have non-recourse debt associated with them, they are further classified as leveraged leases, and the associated debt is netted with the outstanding balance in the consolidated financial statements. Interest income on direct finance and leveraged leases is recognized using methods which approximate a level yield over the term of the lease.

Operating leases are investments in equipment leased to other companies, where the residual component makes up more than 10% of the investment. The Company funds most of the lease equipment purchases internally, but has some loans at other banks which totaled $10.6 million at December 31, 2005 and $14.5 million at December 31, 2004.

The minimum lease payments receivable for the various categories of leases are due as follows (in thousands) for the years ending December 31,

	Direct Finance	Leveraged	Operating
Year	Leases	Leases	Leases	Total

2006	$21,223	$21,387	$25,525	$68,135
2007	13,110	10,396	13,485	36,991
2008	4,917	3,419	7,050	15,386
2009	630	702	3,036	4,368
2010	201	205	781	1,187
2011 & Thereafter	183	-	25	208
	$40,264	$36,109	$49,902	$126,275

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Lease Investments (Continued)

Income from lease investments is composed of (in thousands):

	Years Ended December 31,
	2005	2004	2003

Rental income on operating leases	$37,319	$37,618	$36,638
LaSalle Business Solutions revenue	22,466	19,215	9,962
Gain on sale of leased equipment	2,639	3,017	3,589

Income on lease investments, gross	62,424	59,850	50,189
Less:
Write down of residual value of equipment	(654)	(576)	(301)
LaSalle Business Solutions cost of sales	(20,334)	(17,365)	(9,258)
Depreciation on operating leases	(27,204)	(26,798)	(25,581)

Income from lease investments, net	$14,232	$15,111	$15,049

LaSalle Business Solutions (LBS) revenue represents the gross amount of revenue paid to LBS for maintenance contracts sold to customers. The maintenance contracts are serviced by third parties, with LBS maintaining no obligations under the contract. The cost of sales is the amount paid by LBS to the third party maintenance provider. Gains on leased equipment periodically result when a lessee renews a lease or purchases the equipment at the end of a lease, or the equipment is sold to a third party at a profit. Individual lease transactions can, however, result in a loss. This generally happens when, at the end of a lease, the lessee does not renew the lease or purchase the equipment. To mitigate this risk of loss, we usually limit individual leased equipment residuals to approximately $500 thousand per transaction and seek to diversify both the type of equipment leased and the industries in which the lessees to whom such equipment is leased participate. Often times, there are several individual lease schedules under one master lease. There were 1,459 leases at December 31, 2005 compared to 1,442 at December 31, 2004. The average residual value per lease schedule was approximately $20 thousand at December 31, 2005 and $18 thousand at December 31, 2004. The average residual value per master lease schedule was approximately $172 thousand at December 31, 2005 and $173 thousand at December 31, 2004.

At December 31, 2005, the following reflects the residual values for leases by category in the year the initial lease term ends (in thousands):

	Residual Values
End of initial lease term	Direct
	Finance	Leveraged	Operating
December 31,	Leases	Leases	Leases	Total

2006	$897	$804	$7,347	$9,048
2007	2,001	1,315	5,094	8,410
2008	1,557	1,369	3,933	6,859
2009	221	302	2,100	2,623
2010	66	261	1,998	2,325
2011 & Thereafter	59	-	143	202

	$4,801	$4,051	$20,615	$29,467

The lease residual value represents the present value of the estimated fair value of the leased equipment at the termination of the lease. Lease residual values are reviewed quarterly and any write-downs, or charge-offs deemed necessary are recorded in the period in which they become known.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Premises and Equipment

Premises and equipment consist of (in thousands):

	December 31,
	2005	2004

Land and land improvements	$39,674	$24,529
Buildings	71,066	61,941
Furniture and equipment	45,240	33,533
Buildings and leasehold improvements	32,073	25,553
	188,053	145,556
Accumulated depreciation	(40,352)	(31,966)

Premises and equipment, net	$147,701	$113,590

Depreciation on premises and equipment totaled $8.5 million, $6.8 million and $6.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company purchased the land at the Company’s operations center in Rosemont, Illinois, for $14.2 million in July 2005. The land had previously been leased in conjunction with the purchase of the Rosemont building. The Company acquired the new operations center in Rosemont for $19.3 million during the third quarter of 2003. The Company began occupancy of the new location starting in the fourth quarter of 2004. Approximately $9.1 million in building improvements were incurred for the new operations center during the year ended December 31, 2004.

As of December 31, 2005, the Company had approximately $1.1 million in capital expenditure commitments outstanding which relate to various projects to build new branches or renovate existing branches. The Company completed the new headquarters building at 800 West Madison Street, Chicago, Illinois during 2005. As of December 31, 2004, the Company had approximately $9.0 million in capital expenditure commitments outstanding which related to a new headquarters building.

In December 2004, the Company sold two branch offices with a total net book value of $5.6 million resulting in a total net gain of $4.2 million for the year ended December 31, 2004.

Note 8. Goodwill and Intangibles

Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, goodwill is no longer subject to amortization, but instead is subject to at least annual assessments for impairment by applying a fair-value based test. SFAS No. 142 also requires that an acquired intangible asset be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. No impairment losses on goodwill or other intangibles were incurred in 2005, 2004, and 2003.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Goodwill and Intangibles (Continued)

The following table presents the changes in the carrying amount of goodwill (in thousands):

	December 31,
	2005	2004

Balance at beginning of period	$123,628	$70,293
Goodwill from business combinations (1)	1,382	53,335
Balance at end of period	$125,010	$123,628

(1)
The purchase price of the LaSalle Systems Leasing, Inc. in August of 2002 included a $4.0 million deferred payment tied to LaSalle’s operating results for a four year period subsequent to the acquisition date. The transaction generated approximately $3.7 million in goodwill which includes a $1.0 million dollar adjustment made in both 2005 and 2004 for deferred payments.

Goodwill increased during the second quarter of 2005 as a result of LaSalle purchasing the remaining 40% of LaSalle Business Solutions (LBS) from the minority owners, which was previously 60% owned by LaSalle. LBS specializes in selling and administering third party equipment maintenance contracts. Cash of approximately $450 thousand was paid to complete the transaction, generating $382 thousand of goodwill.

The Company has other intangible assets consisting of core deposit intangibles with a weighted average amortization period of approximately fifteen years. The following table presents the changes in the carrying amount of core deposit intangibles, gross carrying amount, accumulated amortization, and net book value as of December 31, 2005 and December 31, 2004 (in thousands):

	December 31,
	2005	2004

Balance at beginning of period	$13,587	$7,560
Amortization expense	(993)	(1,015)
Other intangibles from business combinations	-	7,042
Balance at end of period	$12,594	$13,587

Gross carrying amount	$29,261	$29,261
Accumulated amortization	(16,667)	(15,674)
Net book value	$12,594	$13,587

The following presents the estimated amortization expense of other intangible assets (in thousands):

Year ending December 31,	Amount

2006	$939
2007	749
2008	945
2009	1,181
2010	1,315
Thereafter	7,465
$12,594

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Deposits

The composition of deposits is as follows (in thousands):

	December 31,
	2005	2004

Demand deposits, noninterest bearing	$694,548	$673,752
NOW and money market accounts	723,157	816,580
Savings deposits	481,189	535,341
Time certificates, $100,000 or more	1,252,034	871,378
Other time certificates	1,050,772	1,064,961

Total	$4,201,700	$3,962,012

Time certificates of $100,000 or more included $614.8 million and $272.3 million of brokered deposits at December 31, 2005 and 2004, respectively. Brokered deposits typically consist of smaller individual time certificates that have the same liquidity characteristics and yields consistent with time certificates of $100,000 or more. Other time certificates consist of time certificates that the customer has the option to increase the principal balance and maintain the original interest rate.

At December 31, 2005, the scheduled maturities of time certificates are as follows (in thousands):

Amount
2006	$1,474,456
2007	481,049
2008	115,375
2009	54,067
2010	36,535
Thereafter	141,324

$2,302,806

Note 10.    Short-Term Borrowings

Short-term borrowings are summarized as follows as of December 31, 2005 and 2004 (dollars in thousands):

	December 31,
	2005		2004
	Weighted Average Cost	Amount	Weighted Average Cost	Amount
Federal funds purchased	4.46%	$ 30,600	- %	$ -
Securities sold under agreements to repurchase:
Customer repurchase agreements	2.47	196,024	1.35	161,561
Company repurchase agreements	4.35	281,305	2.39	172,375
Federal Home Loan Bank advances	4.43	237,718	2.20	237,219
	3.89%	$ 745,647	2.02%	$ 571,155

Securities sold under agreements to repurchase are agreements in which the Company acquires funds by selling securities or investment grade lease loans to another party under a simultaneous agreement to repurchase the same securities or lease loans at a specified price and date. The Company enters into repurchase agreements and also offers a demand deposit account product to customers that sweeps their balances in excess of an agreed upon target amount into overnight repurchase agreements. Securities sold under agreements to repurchase totaled $477.3 million and $333.9 million at December 31, 2005 and 2004, respectively.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.    Short-Term Borrowings (Continued)

The Company had Federal Home Loan Bank advances with maturity dates less than one year consisting of $192.7 million in fixed rate advances and a $45.0 million overnight advance at December 31, 2005 and $217.2 million in fixed rate advances and a $20.0 million overnight advance at December 31, 2004. At December 31, 2005, fixed rate advances had effective interest rates, net of purchase accounting adjustments, ranging from 2.29% to 4.62% and are subject to a prepayment fee. The $45.0 million overnight advance has a variable interest rate that reprices daily based on Federal Home Loan Bank’s open line rate. At December 31, 2005, the advances had maturities ranging from January 2006 to October 2006.

A collateral pledge agreement exists whereby at all times, the Company must keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans with unpaid principal balances aggregating no less than 133% of the outstanding secured advances from the Federal Home Loan Bank.

The Company has a $30 million correspondent bank line of credit which has certain debt covenants that require the Company to maintain “Well Capitalized” capital ratios, to have no other debt except in the usual course of business, and requires the Company to maintain minimum financial ratios on return on assets and earnings as well as maintain minimum financial ratios related to the loan loss allowance. The Company was in compliance with such debt covenants as of December 31, 2005. The correspondent bank line of credit is secured by the stock of MB Financial Bank, and its terms are renewed annually. As of December 31, 2005 and 2004, respectively, no balances were outstanding on the correspondent bank line of credit.

Note 11.    Long-term Borrowings

The Company had Federal Home Loan Bank advances with maturities greater than one year of $53.6 million and $76.6 million at December 31, 2005 and 2004, respectively. As of December 31, 2005, the advances had fixed terms with effective interest rates, net of purchase accounting adjustments, ranging from 2.06% to 5.87%.

During 2003, the Company incurred a $1.1 million prepayment fee on Federal Home Loan Bank advances due to the early payoff of $8.1 million in long-term advances. No prepayments were made during the year-ended December 31, 2004 or 2005.

The Company had notes payable to banks totaling $10.6 million and $14.5 million at December 31, 2005 and 2004, respectively, which as of December 31, 2005, were accruing interest at rates ranging from 3.90% to 7.75%. Lease investments includes equipment with an amortized cost of $14.7 million and $18.0 million at December 31, 2005 and 2004, respectively, that is pledged as collateral on these notes.

On June 30, 2005, the Company’s Union Bank subsidiary issued $7 million of 10 year floating rate subordinated debt. Interest is payable at a rate of 3 month LIBOR + 1.55%, on the 23rd day of each February, May, August and November, beginning August 23, 2005. The first optional call date is August 23, 2010 at par, or at a premium to par at any time prior to that date upon the occurrence of a specified adverse tax event.

The principal payments on long-term borrowings are due as follows (in thousands):

Amount
Year ending December 31,
2006	$8,357
2007	18,543
2008	21,086
2009	1,079
2010	829
Thereafter	21,322
$71,216

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Junior Subordinated Notes Issued to Capital Trusts

The Company has established Delaware statutory trusts for the sole purpose of issuing trust preferred securities and related trust common securities. The proceeds from such issuances were used by the trusts to purchase junior subordinated notes of the Company, which are the sole assets of each trust. Concurrently with the issuance of the trust preferred securities, the Company issued guarantees for the benefit of the holders of the trust preferred securities. The trust preferred securities are issues that qualify, and are treated by the Company, as Tier 1 regulatory capital. The Company wholly owns all of the common securities of each trust. The trust preferred securities issued by each trust rank equally with the common securities in right of payment, except that if an event of default under the indenture governing the notes has occurred and is continuing, the preferred securities will rank senior to the common securities in right of payment.

The table below summarizes the outstanding junior subordinated notes and the related trust preferred securities issued by each trust as of December 31, 2005 (in thousands):

	MB Financial Capital Trust II	MB Financial Capital Trust I	Coal City Capital Trust I

Junior Subordinated Notes:
Principal balance	$ 36,083	$ 61,669	$ 25,774
Annual interest rate	3-mo LIBOR + 1.40%	8.60%	3-mo LIBOR + 1.80%
Stated maturity date	September 15, 2035	September 30, 2032	September 1, 2028
Call date	September 15, 2010	September 30, 2007	September 1, 2008

Trust Preferred Securities:
Face value	$ 35,000	$ 59,800	$ 25,000
Annual distribution rate	3-mo LIBOR + 1.40%	8.60%	3-mo LIBOR + 1.80%
Issuance date	August 2005	August 2002	July 1998
Distribution dates (1)	Quarterly	Quarterly	Quarterly
(1)	All cash distributions are cumulative.

As of December 31, 2003, the Company adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003. Upon adoption, the Company deconsolidated both capital trust entities above. As a result of the deconsolidation of those trusts, the Company is reporting the previously issued junior subordinated notes on its balance sheet rather than the preferred securities issued by the capital trusts.

The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated notes at the stated maturity date or upon redemption on a date no earlier than September 15, 2010 for MB Financial Capital Trust II, September 30, 2007 for MB Financial Capital Trust I and September 1, 2008 for Coal City Capital Trust I. Prior to these respective redemption dates, the junior subordinated notes may be redeemed by the Company (in which case the trust preferred securities would also be redeemed) after the occurrence of certain events that would have a negative tax effect on the Company or the trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in a trust being treated as an investment company. Each trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related junior subordinated notes. The Company’s obligation under the junior subordinated notes and other relevant trust agreements, in aggregate, constitute a full and unconditional guarantee by the Company of each trust’s obligations under the trust preferred securities issued by each trust. The Company has the right to defer payment of interest on the notes and, therefore, distributions on the trust preferred securities, for up to five years, but not beyond the stated maturity date in the table above. During any such deferral period the Company may not pay cash dividends on its common stock and generally may not repurchase its common stock.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Lease Commitments and Rental Expense

The Company leases office space for certain branch offices. The future minimum annual rental commitments for these noncancelable leases and subleases of such space excluding the deferred gain are as follows (in thousands):

	Gross	Sublease	Net
Year	Rents	Rents	Rents
2006	$2,878	$460	$2,418
2007	2,781	690	2,091
2008	2,127	711	1,416
2009	1,851	732	1,119
2010	1,124	754	370
Thereafter	10,827	2,280	8,547
	$21,588	$5,627	$15,961

Under the terms of these leases, the Company is required to pay its pro rata share of the cost of maintenance and real estate taxes. Certain leases also provide for increased rental payments based on increases in the Consumer Price Index.

The Company entered into a long-term land lease with the purchase of its operations center in Rosemont, Illinois during the third quarter of 2003. The Company subsequently purchased the land for $14.2 million in July 2005, terminating the previous land lease.

Net rental expense for the years ended December 31, 2005, 2004 and 2003 amounted to $3.4 million, $2.1 million and $1.9 million, respectively.

Note 14. Employee Benefit Plans

The Company has a defined contribution 401(k) plan that covers all full-time employees who have completed three months of service.  Each participant under the plan may contribute up to 15% of his/her compensation on a pretax basis.  The Company's contributions consist of a discretionary profit-sharing contribution and a matching contribution of the amounts contributed by the participants.  The Board of Directors determines the Company’s contributions on an annual basis.

Each participant is eligible for a Company matching contribution equal to 100% of their contributions up to 2% of their compensation plus 50% of each additional participant contribution up to 2% of their compensation, resulting in a maximum total Company matching contribution of 3%.  Additionally, the Company may make annual discretionary profit sharing contributions. The contributions for profit sharing equaled 4% of total compensation for the years ended December 31, 2005, 2004 and 2003, respectively.  The Company's total contributions to the plan, for the years ended December 31, 2005, 2004 and 2003, were approximately $3.0 million, $2.9 million, $2.5 million, respectively.

The Company has deferred compensation plans that allow eligible executives, senior officers and certain other employees and Directors to defer payment of up 100% of their base salary and bonus in the case of employees and board fees in the case of directors. Contributions to these plans were approximately $188 thousand, $170 thousand, $151 thousand for the years ended December 31, 2005, 2004 and 2003, respectively. The amounts deferred are invested in MB Financial stock or other publicly traded mutual funds at the discretion of the participant. The cost of the MB Financial common stock held by MB Financial’s deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital. The amounts of the assets that are not invested in MB Financial common stock are recorded at their fair market value in other assets on the consolidated balance sheet. As of December 31, 2005, the fair value of the assets held in other publicly traded funds totaled $4.9 million. A liability is established, in other liabilities, in the consolidated balance sheet, for the fair

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Employee Benefit Plans (Continued)

value of the obligation to the participants. Any increase or decrease in the fair market value of plan assets is recorded in other non-interest income on the consolidated statement of income. Any increase or decrease in the fair value of the deferred compensation obligation to participants is recorded as additional compensation expense or a reduction of compensation expense on the consolidated statement of income. The increase in fair market value of the assets and the obligation related to the deferred compensation plan was $170 thousand for the year ended December 31, 2005.

Note 15. Income Taxes

The deferred taxes consist of (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$15,743	$15,390
Lease investments	471	-
Deferred compensation	2,753	2,719
Merger and non-compete accrual	873	418
Federal net operating loss carryforwards	2,547	2,991
State net operating loss carryforwards	1,400	1,500
Other items	1,767	1,916
Total deferred tax asset	25,554	24,934
Valuation allowance	(1,400)	(1,500)
Total deferred tax asset, net of valuation allowance	24,154	23,434

Deferred tax liabilities:
Securities discount accretion	(130)	(119)
Loans	(154)	(450)
Lease investments	-	(397)
Premises and equipment	(22,616)	(30,058)
Core deposit intangible	(4,408)	(4,755)
Federal Home Loan Bank stock dividends	(4,235)	(3,184)
Other items	(743)	(617)
Total deferred tax liabilities	(32,286)	(39,580)
Net deferred tax liability	(8,132)	(16,146)
Net unrealized holding gain (loss) on securities available for sale	5,090	(2,380)
Net deferred tax liability	$(3,042)	$(18,526)

Management has evaluated the probability of deferred tax assets not being realized, and determined that state taxable income in future years may not be adequate to utilize the net operating loss carryforwards due primarily to certain tax strategies implemented by the Company. Accordingly, the Company has established a valuation allowance of $1.4 million at December 31, 2005.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Income Taxes (Continued)

The Company’s state net operating loss carryforwards totaled approximately $30.5 million at December 31, 2005 and expire beginning in 2007 through 2021. The Company’s Federal net operating loss carryforwards totaled approximately $7.3 million at December 31, 2005 and expire in 2012 through 2019.

Income taxes consist of (in thousands):

	Years Ended December 31,
	2005	2004	2003

Current expense:
Federal	$37,104	$11,191	$14,527
State	558	279	225
	37,662	11,470	14,752
Deferred expense (benefit)	(8,883)	16,168	9,024

	$28,779	$27,638	$23,776

The reconciliation between the statutory federal income tax rate of 35% and the effective tax rate on consolidated income follows (in thousands):

	Years Ended December 31,
	2005	2004	2003

Federal income tax at expected statutory rate	$32,737	$31,769	$26,720
Increase (decrease) due to:
Nondeductible merger expenses	-	276	214
Tax exempt income, net	(3,179)	(2,691)	(1,728)
Nonincludable increase in cash surrender value of life insurance	(1,361)	(1,315)	(1,234)
Sale of bank subsidiary	-	-	(974)
State tax, net of federal benefit	363	98	146
Other items, net	219	(499)	632

Income tax expense	$28,779	$27,638	$23,776

Note 16. Commitments and Contingencies

Commitments: The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Commitments and Contingencies (Continued)

At December 31, 2005 and 2004, the following financial instruments were outstanding, the contractual amounts of which represent off-balance sheet credit risk (in thousands):

	Contract Amount
	2005	2004
Commitments to extend credit:
Home equity lines	$194,579	$178,758
Other commitments	913,142	790,159

Letters of credit:
Standby	76,651	71,427
Commercial	32,781	6,518

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

The Company, in the normal course of its business, regularly offers standby and commercial letters of credit to its bank customers. Standby and commercial letters of credit are a conditional but irrevocable form of guarantee. Under letters of credit, the Company typically guarantees payment to a third party beneficiary upon the default of payment or nonperformance by the bank customer and upon receipt of complying documentation from that beneficiary.

Both standby and commercial letters of credit may be issued for any length of time, but normally do not exceed a period of five years. These letters of credit may also be extended or amended from time to time depending on the bank customer's needs. As of December 31, 2005, the maximum remaining term for any standby letter of credit was December 13, 2010. A fee of up to two percent of face value may be charged to the bank customer and is recognized as income over the life of the letter of credit, unless considered non-rebatable under the terms of a letter of credit application.

At December 31, 2005, the aggregate contractual amount of these letters of credit, which represents the maximum potential amount of future payments that the Company would be obligated to pay, increased $31.5 million to $109.4 million from $77.9 million at December 31, 2004. Of the $109.4 million in commitments outstanding at December 31, 2005, approximately $50.1 million of the letters of credit have been issued or renewed since December 31, 2004. The Company had a $982 thousand liability recorded as of December 31, 2005 relating to these commitments.

Letters of credit issued on behalf of bank customers may be done on either a secured, partially secured or an unsecured basis. If a letter credit is secured or partially secured, the collateral can take various forms including bank accounts, investments, fixed assets, inventory, accounts receivable or real estate, among other things. The Company takes the same care in making credit decisions and obtaining collateral when it issues letters of credit on behalf of its customers, as it does when making other types of loans.

Concentrations of credit risk: The majority of the loans, commitments to extend credit and standby letters of credit have been granted to customers in the Company's market area. Investments in securities issued by states and political subdivisions also involve governmental entities within the Company's market area. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from pending proceedings would not be expected to have a material adverse effect on the Company's consolidated financial statements.

As of December 31, 2005, the Company had approximately $1.1 million in capital expenditure commitments outstanding which relate to various projects to build new branches or renovate existing branches.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Regulatory Matters

The Company's primary source of cash is dividends from its subsidiary banks. The subsidiary banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. In addition, the dividends declared cannot be in excess of the amount which would cause the subsidiary banks to fall below the minimum required for capital adequacy purposes.

The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's and it’s subsidiary banks’ assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The Company's and its subsidiary banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject as of December 31, 2005 and 2004.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the subsidiary banks must maintain the total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the well-capitalized column in the table below. There are no conditions or events since that notification that management believes have changed the subsidiary banks’ categories.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Regulatory Matters (Continued)

The required and actual amounts and ratios for the Company and its subsidiary banks are presented below (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005
Total capital (to risk-weighted assets):
Consolidated	$555,024	12.91%	$343,942	8.00%	$	N/A	N/A	%
MB Financial Bank	487,041	12.20	319,337	8.00		399,171	10.00
Union Bank	38,722	12.86	24,083	8.00		30,104	10.00
Tier 1 capital (to risk-weighted assets):
Consolidated	503,045	11.70	171,971	4.00		N/A	N/A
MB Financial Bank	444,751	11.14	159,669	4.00		239,503	6.00
Union Bank	29,033	9.64	12,042	4.00		18,062	6.00
Tier 1 capital (to average assets):
Consolidated	503,045	9.08	221,439	4.00		N/A	N/A
MB Financial Bank	444,751	8.63	206,052	4.00		257,566	5.00
Union Bank	29,033	7.58	15,329	4.00		19,161	5.00

As of December 31, 2004
Total capital (to risk-weighted assets):
Consolidated	$476,723	12.54%	$304,210	8.00%	$	N/A	N/A	%
MB Financial Bank	448,608	12.53	286,407	8.00		358,009	10.00
Union Bank	28,435	13.10	17,366	8.00		21,708	10.00
Tier 1 capital (to risk-weighted assets):
Consolidated	432,457	11.38	152,105	4.00		N/A	N/A
MB Financial Bank	406,354	11.35	143,203	4.00		214,805	6.00
Union Bank	26,424	12.17	8,683	4.00		13,025	6.00
Tier 1 capital (to average assets):
Consolidated	432,457	8.62	200,671	4.00		N/A	N/A
MB Financial Bank	406,354	8.67	187,555	4.00		234,444	5.00
Union Bank	26,424	8.14	12,977	4.00		16,222	5.00

N/A - not applicable

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair Values of Financial Instruments

Fair values of financial instruments are management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including deferred tax assets, premises and equipment and intangibles. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

Cash and due from banks, interest bearing deposits with banks and federal funds sold: The carrying amounts reported in the balance sheet approximate fair value.

Investment securities available for sale: Fair values for investment securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale: Fair values are based on Federal Home Loan Mortgage Corporation quoted market prices.

Loans: Most commercial loans and some real estate mortgage loans are made on a variable rate basis. For those variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Non-interest bearing deposits: The fair values disclosed are equal to their balance sheet carrying amounts, which represent the amount payable on demand.

Interest bearing deposits: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings with maturities of 90 days or less approximate their fair values. The fair value of short-term borrowings greater than 90 days is based on the discounted value of contractual cash flows.

Long-term borrowings: The fair values of the Company's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated notes issued to capital trusts: The fair values of the Company’s junior subordinated notes issued to capital trusts are estimated based on the quoted market prices of the related trust preferred security instruments.

Interest rate swap contracts: The fair values of interest rate swap contacts are obtained from dealer quotes. These values represent the estimated amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counter-parties.

Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet lending commitments (guarantees, letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 18. Fair Values of Financial Instruments (Continued)

The estimated fair values of financial instruments are as follows (in thousands):

	December 31,
	2005		2004
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial Assets
Cash and due from banks	$92,001	$92,001	$88,231	$88,231
Interest bearing deposits with banks	12,783	12,777	17,206	17,198
Investment securities available for sale	1,405,844	1,405,844	1,391,444	1,391,444
Loans held for sale	500	500	372	372
Loans, net	3,701,203	3,711,153	3,301,291	3,329,398
Accrued interest receivable	29,116	29,116	23,537	23,537
Interest rate swap contracts	(4,652)	(4,652)	(292)	(292)

Financial Liabilities
Non-interest bearing deposits	694,548	694,548	673,752	673,752
Interest bearing deposits	3,507,152	3,490,016	3,288,260	3,289,144
Short-term borrowings	745,647	745,202	571,155	570,758
Long-term borrowings	71,216	69,885	91,093	91,215
Junior subordinated notes issued to capital trusts	123,526	122,567	87,443	91,147
Accrued interest payable	14,277	14,277	8,312	8,312

Off-balance-sheet instruments:
Loan commitments and standby letters of credit	-	669	-	392

Note 19. Stock-Based Compensation (as restated for SFAS 123R)

Statement 123R requires that the grant date fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. The Company adopted Statement 123R using “modified retrospective application”, electing to restate all prior periods.

Prior to the adoption of SFAS No. 123R, the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee equity awards, which have consisted of stock options and restricted stock. Under the intrinsic value method, no compensation expense was recognized if the exercise price of the Company’s employee’s stock options equaled the market price of the underlying stock on the date of the grant. Compensation expense was only recognized in connection with the issuance of restricted stock. As the modified retrospective application was used to apply SFAS 123R, prior periods were restated to reflect the compensation cost related to stock options granted.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stock-Based Compensation (Continued)

The following table summarizes the impact of modified retrospective application on the previously reported results for the period shown:
	Year Ended December 31,
	2005	2004	2003

Income before income taxes, originally reported	$96,016	$92,767	$77,612
Stock-based compensation expense under the fair value method	(2,483)	(2,001)	(1,269)
Income before income taxes, restated	$93,533	$90,766	$76,343

Net Income, originally reported	$66,368	$64,429	$53,392
Stock-based compensation expense under the fair value method,
net of tax	(1,614)	(1,301)	(825)
Net Income, restated	$64,754	$63,128	$52,567

Net income per share (basic), originally reported	$2.33	$2.31	$2.00
Net income per share (basic), restated	2.27	2.26	1.97

Net income per share (diluted), originally reported	$2.29	$2.25	$1.96
Net income per share (diluted), restated	2.24	2.21	1.94

The Company adopted the Omnibus Incentive Plan (the “Omnibus Plan”) which was established in 1997 and was subsequently modified. The Omnibus Plan reserves 3,750,000 shares of common stock for issuance to directors, officers, and employees of the Company or any of its subsidiaries. A grant under the Omnibus Plan may be options intended to be incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock. Options are typically granted to officers and employees annually in July, with an exercise price equal to the market price of the Company’s’ shares at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms (under the “Omnibus Plan”, no options shall be exercisable later than the fifteenth anniversary date of the grant, ten if it is an incentive stock option). Restricted shares granted to officers and employees typically vest over a two to three year period. Directors currently may elect, in lieu of cash, to receive up to 70% of their fees in stock options with a five-year term granted under the Omnibus Plan, which vest in full on the grant date (provided that the director may not sell the underlying shares for at least six months after the grant date), and up to 100% of their fees in restricted stock granted under the Omnibus Plan, which vests one year after the grant date.

The following table provides information about options outstanding for the year ended December 31, 2005:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of	Exercise	Term	Value
	Options	Price	(In Years)	(in millions)

Options outstanding as of January 1, 2005	2,042,508	$19.61
Granted	337,556	$41.18
Exercised	(448,448)	$10.87
Expired or cancelled	-	$0.00
Forfeited	(61,263)	$29.03
Options outstanding as of December 31, 2005	1,870,353	$25.29	6.43	18,909,269

Options exercisable as of December 31, 2005	624,908	$14.90	4.15	12,810,614

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stock-Based Compensation (Continued)

The fair value of each option award is estimated on the date of grant using the Black Scholes option pricing model based on certain assumptions.  Expected volatility is based on historical volatilities of Company shares, and expected future fluctuations.  The risk free rate for periods within the contractual term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.   The expected life of options is estimated based on historical employee behavior and represents the period of time that options granted are expected to outstanding. These assumptions are summarized in the following table.
	For the Years Ended December 31,
	2005	2004	2003
Risk-free interest rate	4.30%	4.70%	3.60%
Volatility of Company's stock	22.00%	30.00%	34.00%
Expected dividend yield	1.20%	1.30%	1.80%
Expected life of options	6 years	7 years	7 years

Weighted average fair value per option of options granted during the year	$ 10.31	$ 9.55	$ 6.76

The total intrinsic value of options exercised during the years ended December 31, 2005, 2004 and 2003 was $7.5 million, $2.7 million and $4.5 million, respectively.

The following is a summary of changes in nonvested restricted shares for the year ended December 31, 2005:

		Weighted Average
	Number of Shares	Grant Date Fair Value

Shares Outstanding at December 31, 2004	40,937	32.38
Granted	48,357	39.65
Vested	6,836	32.87
Cancelled	2,439	41.87
Shares Outstanding at December 31, 2005	80,018	36.44

As of December 31, 2005, there was $6.3 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements (including share option and nonvested share awards) granted under the Omnibus Plan.

Note 20. Derivative Financial Instruments

The Company uses interest rate swaps to hedge its interest rate risk. The Company had fair value commercial loan interest rate swaps and fair value brokered deposit interest rate swaps with aggregate notional amounts of $28.6 million and $218.9 million, respectively, at December 31, 2005. For fair value hedges, the changes in fair values of both the hedging derivative and the hedged item were recorded in current earnings as other income or other expense. When a fair value hedge no longer qualifies for hedge accounting, previous adjustments to the carrying value of the hedged item are reversed immediately to current earnings and the hedge is reclassified to a trading position.

We also offer various derivatives to our customers and offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as non-hedging derivative instruments which do not qualify for hedge accounting.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Derivative Financial Instruments (Continued)

Interest rate swap contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. The net amount payable or receivable under interest rate swaps is accrued as an adjustment to interest income. The net amount receivable (payable) for the year ended December 31, 2005 and 2004 was approximately $1.3 million and $361 thousand, respectively. The Company's credit exposure on interest rate swaps is limited to the Company's net favorable value and interest payments of all swaps to each counterparty. In such cases collateral is required from the counterparties involved if the net value of the swaps exceeds a nominal amount. At December 31, 2005, the Company's credit exposure relating to interest rate swaps was not significant.

The Company’s derivative financial instruments are summarized below as of December 31, 2005 and 2004 (dollars in thousands):
	December 31, 2005					December 31, 2004
			Weighted-Average
	Notional Amount	Estimated Fair Value	Years to Maturity	Receive Rate	Pay Rate	Notional Amount	Estimated Fair Value
Derivative instruments designated as hedges of fair value:
Pay fixed/receive variable swaps (1)	$28,553	$837	5.4	6.40%	5.96%	$28,965	$108
Receive fixed/pay variable swaps (2)	218,851	(5,454)	6.3	4.59%	3.72%	75,000	(400)

Non-hedging derivative instruments (3):
Pay fixed/receive variable swaps	33,932	(603)	7.4	6.17%	6.24%	3,541	102
Pay variable/receive fixed swaps	35,081	568	7.4	6.19%	6.09%	3,541	(102)
Total portfolio swaps	$316,417	$(4,652)	6.4	5.10%	4.46%	$111,047	$(292)
(1) Hedges fixed-rate commercial real estate loans
(2) Hedges fixed-rate callable brokered deposits
(3) These portfolio swaps are not designated as hedging instruments under SFAS No. 133.

Methods and assumptions used by the Company in estimating the fair value of its interest rate swaps are discussed in Note 18 to consolidated financial statements.

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Condensed Parent Company Financial Information

The condensed financial statements of MB Financial, Inc. (parent company only) are presented below:

Balance Sheets
(In thousands)
	December 31,
	2005	2004
Assets
Cash	$27,909	$558
Investments in subsidiaries	597,526	569,657
Other assets	8,876	7,248

Total assets	$634,311	$577,463

Liabilities and Stockholders' Equity
Junior subordinated notes issued to capital trusts	123,526	87,443
Other liabilities	3,799	5,483
Stockholders' equity	506,986	484,537

Total liabilities and stockholders' equity	$634,311	$577,463

Statements of Income
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Dividends from subsidiaries	$32,000	$73,000	$51,000
Interest and other income	507	532	3,473
Interest and other expense	(9,422)	(7,928)	(8,299)
Income before income tax benefit and
equity in undistributed net income of subsidiaries	23,085	65,604	46,174
Income tax benefit	(3,119)	(2,588)	(1,690)
Income before equity in undistributed net
income of subsidiaries	26,204	68,192	47,864
Equity in undistributed net income of subsidiaries	38,550	(5,064)	4,703

Net income	$64,754	$63,128	$52,567

MB FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Condensed Parent Company Financial Information (Continued)

Statements of Cash Flows
(In thousands)
	Years Ended December 31,
	2005	2004	2003

Cash Flows From Operating Activities
Net income	$64,754	$63,128	$52,567
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of restricted stock awards	922	376	61
Compensation expense for stock option grants	2,483	2,001	1,269
Net gains on sale of investment securities available for sale	(72)	-	(82)
Net gains on sale of bank subsidiary	-	-	(3,083)
Equity in undistributed net income of subsidiaries	(38,550)	5,064	(4,703)
Change in other assets and other liabilities	(19,152)	(12,996)	(5,348)
Net cash provided by operating activities	10,385	57,573	40,681

Cash Flows From Investing Activities
Proceeds from sales of investment securities available for sale	-	8,029	1,525
Investments in and advances to subsidiaries	(500)	-	-
Proceeds from sale of bank subsidiary, net	-	-	16,300
Cash paid, Loans Purchased	(377)	-	-
Cash paid for acquisitions, net	(365)	(52,291)	(92,945)
Net cash used in investing activities	(1,242)	(44,262)	(75,120)

Cash Flows From Financing Activities
Purchase and retirement of common stock	-	-	(6)
Treasury stock transactions, net	(6,957)	(8,913)	(3,083)
Stock options exercised	4,307	1,403	3,921
Excess tax benefits from share-based payment arrangements	1,862	449	1,041
Dividends paid	(16,004)	(13,885)	(11,727)
Proceeds from junior subordinated notes issued to capital trusts	35,000	-	-
Net cash (used in) provided by financing activities	18,208	(20,946)	(9,854)

Net (decrease) increase in cash	27,351	(7,635)	(44,293)

Cash:
Beginning of year	558	8,193	52,486

End of year	$27,909	$558	$8,193